Exhibit 5.1
SIDLEY AUSTIN llp
BEIJING
NEW YORK
ONE SOUTH DEARBORN STREET
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PALO ALTO
CHICAGO, IL 60603
CHICAGO
SAN FRANCISCO
 (312) 853 7000
DALLAS
SHANGHAI
(312) 853 7036 FAX            FRANKFURT
SINGAPORE
 GENEVA
SYDNEY
HONG KONG
TOKYO
LONDON
WASHINGTON, D.C. LOS ANGELES

FOUNDED 1866
July 11, 2011
Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
          We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Wintrust Financial Corporation, an Illinois corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of up to 529,087 shares (the “Shares”) of the Company’s common stock, no par value per share, by the selling stockholders referred to in the Registration Statement. The Shares have been issued pursuant to the Agreement and Plan of Merger, dated as of May 4, 2011, by and among the Company, WHAMCO Holding Company, Wintrust Capital Management, LLC, WINCAP Merger Co., Great Lakes Advisors, Inc. and the Sellers named therein (the “Merger Agreement”).
          This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
          In rendering the opinions expressed below, we have examined (i) the Registration Statement and the exhibits filed therewith, (ii) certain resolutions of the Board of Directors of the Company adopted on April 11, 2011 and April 28, 2011, (iii) the Merger Agreement and (iv) the amended and restated articles of incorporation of the Company and the amended and restated by-laws of the Company, in each case, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect on the date hereof. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.
Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Wintrust Financial Corporation
July 11, 2011

          Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that each Share has been legally issued and is fully paid and non-assessable.
          This letter is limited to the laws of the State of Illinois. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.
          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.
Very truly yours,
/s/ Sidley Austin LLP